Exhibit 99.2
UNITED STATES DISTRICT COURT
NORTHERN DISTRICT OF CALIFORNIA
SAN JOSE DIVISION

In re ATMEL CORPORATION DERIVATIVE	Master File No. CV 06-4592-JF
LITIGATION

SETTLEMENT AGREEMENT
This Document Related To:
EXHIBIT B
All Actions.
NOTICE OF PROPOSED SETTLEMENT
Exhibit B
Case No. 06-04592 JF

NOTICE OF SETTLEMENT OF LITIGATION

TO:	ALL CURRENT HOLDERS OF ATMEL CORPORATION COMMON STOCK AS OF JUNE 6, 2010:
PLEASE TAKE NOTICE THAT the derivative actions now pending in the United States District Court for the Northern District of California, consolidated under the caption “In re Atmel Corporation Derivative Litigation,” Master File No. CV 06-4592-JF, against Atmel’s former general counsel, James Michael Ross, are being settled.
The terms of the settlement: (i) provide a direct financial benefit to Atmel Corporation by way of a payment by its insurers of approximately $1.7 million, after reimbursement of Atmel’s fees and disbursements; (ii) require Atmel to make a payment of plaintiffs’ counsels’ expenses in the amount of $25,000.00; and (iii) provide for the dismissal with prejudice of all the actions and releases of all claims against James Michael Ross.
SUMMARY OF THE ACTION BEING SETTLED:
The derivative actions being settled allege that Atmel’s former general counsel, James Michael Ross, violated accounting rules, company policy, federal securities law, and state law by intentionally manipulating Atmel stock option grants between 1991 and 2005. The actions allege that options were backdated, and that Atmel made false and misleading statements in public reports and filings in order to conceal the backdating. The actions also allege various claims for violations of federal securities laws, breaches of fiduciary duty, aiding and abetting, and corporate waste. All of these allegations have been denied based on Mr. Ross’s assertion that he acted in accordance with governing laws at all times and that he had no involvement in any alleged wrongdoing.
IF YOU ARE A HOLDER OF ATMEL CORPORATION COMMON STOCK AS OF JUNE 6, 2010, YOUR RIGHTS MAY BE AFFECTED BY THE PROPOSED SETTLEMENT.
ON AUGUST 13, 2010, AT 9:00 A.M., a hearing will be held before the United States District Court for the Northern District of California, 2112 Robert F. Peckham Federal Building and United States District Courthouse, 280 First Street, San Jose, California 95113, to determine: (i) whether the terms of the settlement should be approved as fair, reasonable, and adequate; (ii) whether the actions should be dismissed on the merits and with prejudice; and (iii) whether the payment of plaintiffs’ counsel’s expenses should be approved.
If you are a holder of Atmel Corporation common stock as of June 6, 2010, and you wish to object to the terms of the settlement, the dismissal of the actions with prejudice, or the payment of plaintiffs’ counsel’s expenses, you may appear and be heard at the hearing.
Any shareholder who wishes to object, or appear at the hearing, must submit a written objection to the Court, and deliver a copy of the objection to plaintiffs’ counsel on or before July 30, 2010. The objection should be accompanied by proof of ownership of Atmel stock, and must contain a plain statement of the person’s objections, along with any documents or other evidence the person wishes the Court to consider.

Only shareholders who have filed and delivered valid and timely written notices of objection will be entitled to be heard at the hearing, unless the Court otherwise so orders. Any shareholder who does not make an objection in the manner provided above shall be deemed to have waived any such objection.
Objections should be filed with the clerk of the Court and served upon plaintiffs’ counsel as follows:
Clerk of the Court
United States District Court
Northern District of California
2112 Robert Peckham Federal Building and U.S. Courthouse
280 South First Street
San Jose, California 95113
Eric Zagar
BARROWAY TOPAZ KESSLER
MELTZER & CHECK, LLP
280 King of Prussia Road
Radnor, PA 19087
(610) 667-7706
ADDITIONAL INFORMATION: You may obtain additional information by inspecting the settlement agreement on file in the office of the Clerk of the Court during regular business hours or by contacting Mr. Zagar at the address set forth above.

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